Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Tarsus Pharmaceuticals, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 23, 2026, with respect to the financial statements of Tarsus Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Tarsus Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

October 13, 2026